Continental Materials Corporation Reports Unaudited Third Quarter Results

CHICAGO, IL -- (Marketwire - November 15, 2010) - Continental Materials Corporation (NYSE Amex: CUO) today reported a net income of $740,000 or 46 cents per diluted share for the third quarter ended October 2, 2010 compared to a net loss of $982,000 or 61 cents per diluted share for the third quarter of 2009. The net income from continuing operations was $718,000 or 45 cents per diluted share for the three months ended October 2, 2010 compared to a net loss of $700,000 or 44 cents per diluted share for the prior year's quarter. Sales from continuing operations for the 2010 quarter were $29,142,000, an increase of $3,532,000 or 14% from the third quarter of 2009. The increased sales were realized by the Heating and Cooling segment due to improved business conditions at our key furnace customers and utility and state government sponsored subsidy programs for the purchase of more energy efficient furnaces. A large hotel project resulted in increased fan coil sales. The Evaporative Cooling segment increased sales due to hot weather throughout most of the third quarter of 2010 in the southwestern United States. The Concrete, Aggregates and Construction Supplies (CACS) segment and the Door segment reported lower sales as a result of the weaker construction market.

Consolidated sales from continuing operations in the first nine months of 2010 were $84,533,000, a decrease of $3,239,000 or 4% from the first nine months of 2009 due to the same reasons discussed for the quarter except for the Evaporative Cooling segment sales which also declined due to a loss of a national retail account and a carryover of inventory at some customers from the previous season.

For the nine months ended October 2, 2010 the net loss was $225,000 compared to a net loss of $332,000 for the first nine months of 2009. The operating profit for the first nine months of 2010 was $544,000 compared to $1,433,000 of operating profit from continuing operations in 2009. However, the operating profit for the first nine months of 2009 included a $2,026,000 gain on the sale of a portion of the company's sand property in Colorado Springs. Excluding the 2009 gain on the sale of land, the company reported operating profits that improved by $1,137,000. The improved operating results were due primarily by the CACS and Heating and Cooling segments. The CACS segment achieved its improved results due to reduced costs in its aggregates operations and increased sales volume of industrial sands and construction supplies. The Heating and Cooling segment benefitted from increased furnace sales, higher production volume and lower factory overhead spending. The operating results of the Evaporative Cooling segment were hampered slightly by higher costs of certain raw materials while the Door segment contended with heightened competitive pricing pressures. Consolidated selling and administrative expenses were $161,000 lower in the first nine months of 2010 compared to the prior year. Interest expense was slightly higher for the first nine months of 2010 due to an increase in the interest rate under the current credit agreement partially offset by reduced outstanding borrowings.

On July 17, 2009 the company sold its Rocky Mountain Ready Mix Concrete, Inc. (RMRM), subsidiary. The results of RMRM for both the current and prior periods have been reported as a discontinued operation.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended January 2, 2009 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS
                               (Unaudited)

                          Three Months Ended         Nine Months Ended
                         October 2,   October 3,   October 2,   October 3,
                           2010         2009         2010         2009
                        -----------  -----------  -----------  -----------

Sales                   $29,142,000  $25,610,000  $84,533,000  $87,772,000

Operating income (loss)   1,037,000     (786,000)     544,000    1,433,000

Interest expense, net      (248,000)    (198,000)    (827,000)    (733,000)

Other (expense) income,
 net                         (1,000)      40,000       27,000       57,000
                        -----------  -----------  -----------  -----------

Income (loss) from
 continuing operations
 before income taxes        788,000     (944,000)    (256,000)     757,000

(Provision) benefit for
 income taxes               (70,000)     244,000       97,000     (358,000)
                        -----------  -----------  -----------  -----------

Net income (loss) from
 continuing operations      718,000     (700,000)    (159,000)     399,000

Income (loss) from
 discontinued operation
 net of income tax
 benefit (provision)         22,000     (282,000)     (66,000)    (731,000)
                        -----------  -----------  -----------  -----------

Net income (loss)       $   740,000  $  (982,000) $  (225,000) $  (332,000)
                        ===========  ===========  ===========  ===========

Net income (loss) per
 basic and diluted
 share:
  Continuing operations $       .45  $      (.44) $      (.10) $       .25
  Discontinued
   operations                   .01         (.17)        (.04)        (.46)
                        -----------  -----------  -----------  -----------
  Net income (loss)
   per basic and
   diluted share        $       .46  $      (.61) $      (.14) $      (.21)
                        ===========  ===========  ===========  ===========

Average shares
 outstanding              1,599,000    1,599,000    1,599,000    1,599,000
                        ===========  ===========  ===========  ===========

CONTACT:
Mark S. Nichter
Continental Materials Corporation
(312) 541-7207